HEI Exhibit 10.8
HAWAIIAN ELECTRIC INDUSTRIES, INC.
LONG-TERM INCENTIVE PLAN (LTIP)

Pursuant to Sections 3, 5, 7, 10, 11 and 20, of the Hawaiian Electric Industries, Inc. 2010 Equity and Incentive Plan, effective May 11, 2010 (EIP), the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc. (HEI) established and adopted the following Long Term Incentive Plan (LTIP), as amended and restated effective February 5, 2021.

1.PURPOSE

The purpose of the LTIP is to encourage a high level of sustained performance by HEI and its subsidiaries (the “Company”) through the establishment of specific long-term financial goals, the accomplishment of which will require a high degree of competence and diligence on the part of certain key employees of the Company selected to participate in the LTIP and will be beneficial to the owners and customers of the Company.

2.    DEFINITIONS

The following definitions apply to the LTIP:

2.1    “Award” means payment made in accordance with the provisions of the LTIP.

2.2    “Committee” means the Compensation Committee of the Board of     Directors of            HEI.

2.3    “Deferred Account” means an unfunded account within which a Participant’s deferred Awards and accrued interest are accumulated.

2.4    “Executives” means the senior officers and managers responsible for determining     business and strategic policies.

2.5    “Fair Market Value” means, as of any given date, with respect to any Awards granted hereunder: (i) the closing sale price of a share of Common Stock on such date on the national securities exchange on which the Company’s equity securities are principally listed or traded, or, if on such date no trade was conducted, on the most recent preceding date on which there was such a trade; (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market; (iii) the fair market value of a share of Common Stock as determined in accordance with a method prescribed in the applicable Award Agreement; or (iv) the fair market value of a share of Common Stock as otherwise determined by the administrator in the good faith exercise of its discretion and, as required, in compliance with Section 409A of the Internal Revenue Code.

2.6    “HEI Common Stock” means the Common Stock of HEI.

2.7    “Participant” means an employee selected to participate in the LTIP.

2.8    “Performance Goals” means the performance objectives of the Company established     for the purpose of determining any incentive Award for a Performance Period.

2.9    “Performance Period” means the three-year calendar period over which performance     is measured.

2.10    “Share-based Award” means an Award of a Share, granted pursuant to Section 7 below, determined by reference to its Fair Market Value on the date of grant.

2.11    “Share” means a share of HEI Common Stock.

3.    BASIC PLAN CONCEPT

The LTIP provides an opportunity for Participants to earn incentive compensation Awards depending on the level of Company performance. Performance will be based on a three-year period beginning January 1 of the first year of the Performance Period and ending December 31 of the third year of the Performance Period. Awards may be based on Company performance plus additional goals or objectives. When awards are granted, payments will be made in cash and/or HEI Common Stock at the sole discretion of the Committee during the year following the end of each Performance Period unless voluntarily deferred by the Participant and provided that any such election and deferral shall comply with the requirements of Section 409A of the Code. Stock awards are subject to the availability of authorized shares.

4.    ADMINISTRATION

The LTIP will be administered by the Committee, which will determine:

4.1    Participants;

4.2    the Performance Goals to which an Award will be subject;

4.3    the number of Share-based Awards (if any) to be granted to a Participant;

4.4    Incentive Award levels;

4.5    Performance Goal results; and

4.6    Amounts of the actual Awards (if any) to be made to each Participant and whether it should be granted in cash and/or Shares.

5.    PARTICIPATION

The Committee will select Participants from those executives whose decisions and actions contribute directly to the Company’s long-term success. No employee will have the automatic right to be selected as a Participant in the LTIP for any Performance Period, nor,

if so selected, be entitled automatically to an Award, nor, having been selected as a Participant for one Performance Period, be automatically selected as a Participant in any subsequent Performance Period.

Participants who are placed in the plan after the start of the Performance Period or who terminate employment as a result of retirement, death or disability, within the Performance Period or transfer to a position that is not included in the LTIP, will be eligible to receive that portion of the award represented by the number of complete months of eligibility during the Performance Period divided by 36; provided that a Participant must have been in a position included in the LTIP for at least 12 full months during the Performance Period, unless the Committee waives or modifies such participation requirement for a particular Participant.

Upon a change-in-control as defined in the EIP, and subject to the provisions of Section 12 of the EIP, Participants shall immediately be entitled to receive an award at the target level percentage (determined, as applicable, by reference to the Participant’s base salary) prorated by the number of complete months of employment during the applicable three-year period divided by 36. The payment shall be made in cash as soon as practical after the change-in-control.

6.    PERFORMANCE GOALS

The Committee will establish, for each Performance Period, Performance Goals designed to accomplish such financial and strategic objectives as it may from time to time determine appropriate. The Committee may make adjustments to the Performance Goals for any Performance Period as it deems equitable in recognition of: extraordinary or nonrecurring events experienced by the Company during the Performance Period, or changes in applicable accounting rules or principles, or changes in the Company’s methods of accounting during the Performance Period.

7.    SHARE-BASED AWARDS

The Committee may establish, at the beginning of each Performance Period, a number of Share-based Awards to be granted to any Participant based on a percentage of the Participant’s potential LTIP award payout divided by the Fair Market Value of a Share on the date the LTIP performance plan is approved by the Committee. Share-based Awards will be settled (to the extent of attainment of Performance Goals, as applicable, and any other terms and conditions of the Award) in Shares.

The Participant shall have the right to receive dividend equivalents with respect to the Share-based Awards, which dividend equivalents shall accumulate and be paid upon the delivery of the underlying shares of HEI Common Stock at the end of the performance period. The dividend equivalents shall be calculated on a cumulative basis on each dividend payment date during the performance period and shall be converted into shares of HEI common stock based on the price of the HEI Common Stock on the relevant payment date. The accumulated dividend equivalents shall be applied only to the shares that are earned pursuant to the Share-based Award. Any such dividend equivalents shall be subject to the same terms and conditions as are applicable to the Share-based Awards awarded hereunder

(including without limitation as to payment) and may be reduced to satisfy any or all of a Participant's tax liabilities owed in connection with the Share-based Awards granted pursuant to this Plan.
8.    DETERMINATION OF AWARDS

Subject to the provisions of Section 6 and 7 hereof, the Committee will determine the Awards, if any, to be made to a Participant for each Performance Period. Awards made will be based primarily on the level of performance within the performance range, but may also be based on each Participant’s contribution to overall Company performance during the Performance Period. Cash Awards will be calculated by applying an Award percentage to the Participant’s base salary. Share-based Awards will be based on the level of performance within the performance range determined as a function of the extent to which the applicable Performance Goals and/or other Award terms and conditions have been satisfied. The Committee shall determine the extent to which the applicable Performance Goals were attained following the conclusion of the applicable Performance Period.

9.    PAYMENT OF AWARDS

9.1    Payment of Non-deferred Awards. The payment of Awards for any Performance Period will be made, as applicable, in cash or HEI Common Stock to the Participant as soon as practical after the close of the Performance Period unless, in the case of a cash award, the Participant irrevocably elected to defer payment of all or a portion of the Award as provided in subparagraph 9.2 below by filing a written election form with the Company before the beginning of the Performance Period or before the executive begins service as a Participant for the Performance Period.

9.2    Payment of Deferred Cash Awards. Each deferred Award will be credited to the Participant’s Deferred Account and will be paid to the Participant, or to his or her beneficiary or estate in the event of his or her death, at the end of the deferral period in cash lump sum or in installments, as provided in the written election form. Amounts credited to a Participant’s Deferred Account shall be credited each year with an amount equivalent to interest, compounded quarterly, at the annual rate commensurate with the prevailing interest rate on three-year certificates of deposit at American Savings Bank, F.S.B., as of January 1 of that year. Such Deferred Account will be credited with interest from the date the Award would have been paid in cash to the date of receipt by the Participant under the Deferral Agreement.

9.3    In the event the payment of any portion of the awards is in HEI Common Stock (other than Performance Shares), the number of shares of stock to be issued will be based on Fair Market Value on the date of payment.

9.4     Payment of Share-based Awards. Upon Committee approval of share-based awards, and with respect to the Share-based Awards (and/or any later settlement thereof), the Company shall withhold from the shares of HEI Common Stock to be issued to the Participant, the number of shares required to cover an amount of taxes that the Company determines does not exceed the statutory maximum it is required to withhold under applicable tax laws and regulations in any applicable jurisdiction with respect to the Share-based Awards. The number of shares, including fractional shares of Common Stock, required to be withheld shall be based on the Fair Market Value on the settlement date.
10.    ASSIGNMENTS AND TRANSFERS

Participants will not assign, encumber, or transfer their rights and interests under the LTIP; any attempt to do so will render the Participant’s rights and interests under the LTIP null and void.

11.    EMPLOYEE RIGHTS UNDER THE LTIP

No employee or other person will have any claim or right to be granted an Award under the LTIP. Neither the LTIP nor any action taken thereunder will be construed as giving any employee any right to be retained in the employ of the Company or any of its affiliated companies.

12.    WITHHOLDING TAXES

The Company shall withhold from the Share-based Awards awarded and any dividends otherwise payable to the Participant an amount of taxes that the Company determines does not exceed the statutory maximum it is required to withhold under applicable tax laws and regulations in any applicable jurisdiction with respect to the Share-based Awards and any dividends payable.

13.    AMENDMENTS

The Committee may amend, suspend, or terminate the LTIP or any portion of it at any time.